Exhibit 10.03

EXECUTIVE EMPLOYMENT AGREEMENT

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EXECUTIVE EMPLOYMENT AGREEMENT

Mark A. Bock

Whereas Certified Diabetic Services, Inc, a State of Delaware Corporation (“the Company”) is in the business as a diabetic supplies mail order business complemented by other mail order business, products and services for it clients; and

Whereas Mr. Mark A. Bock, (“Executive”) located at 4260 3rd Avenue SW, Naples, FL 34119, has been providing services under an existing contract that commenced June 25, 2006 and expires September 30, 2006. The Executive has been operating a Financial Consultant, during that time providing the Company with Financial Consulting including closing the monthly income statements and balance sheets for year 2005, providing information for Auditors, providing schedules for new Debt arrangements and making adjustments as directed by the Auditors to the financial statements and general ledger of the Company.

Whereas, the Company wishes to retain the services of the Executive and the Executive wishes to have his services be retained by the Company.

Now, therefore, the parties agree as follows:

Term of this Agreement: The terms and conditions of this agreement and the employment of the Executive shall continue for two (2) consecutive one (1) year periods commencing on October 1st, 2006 and terminating on September 30th, 2008.

Services of the Executive: Executive is hereby expected to perform services for the Company for the term of the agreement in such capacity as by title and duties, Vice President and Chief Financial Officer whose responsibilities are to include but does not exclude and takes take full responsibility for the protection and guardianship of all of the Company’s assets, reporting to the Chairman and Chief Executive Officer and providing reports for all financial information, forecasts, management operations information and any irregularities to the Board of Directors. The Executive is responsible for providing business operation information and financial information to comply with SEC regulations on a quarterly and annual basis. The Executive is to provide reports of financial

EXECUTIVE EMPLOYMENT AGREEMENT

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condition and business information to legal counsel, board of directors, and annual shareholder meetings. The Executive is responsible for outside professionals consisting of monthly accounting review and auditor functions. The Executive is to perform operational and general management duties for the Company including upgrading existing operational control systems, developing management information systems, negotiate with debt and other funding sources.

Reporting Structure: Reporting to the Executive is the Controller, Accounting, including Accounts Payable, Accounts Receivable, Billing Processes, Warehousing and existing and new Product Purchasing. The Executive shall report to the Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”).

Change of Control: In the event of a change of control of the Company as defined by either the tax code, SEC regulations, company Articles of Incorporation, its By-Laws or change of control from the sale, merger or takeover of 15% of the Company by individuals or any other entity for whatever reason, this agreement shall remain in full force and effect until its natural termination on September 30th, 2008. In addition under the event of the Change of Control as defined herein this paragraph, the Executive’s Stock Options (“Options”) shall become 100% vested and the Executive shall be issued stock certificates consistent with the Stock Option Agreement provided to the Executive and further defined in this Agreement.

Compensation: The Company agrees to pay the Executive $140,000 per year during the first annual year, 2006, and continuing through the second consecutive year through September 30th 2008. Any increases in compensation during the term of this agreement are to be determined by the Board of Directors and the Chairman and CEO. Unpaid compensation of any sort in this agreement shall be accrued and mutually agreed to be paid as is economically reasonable by the Company, further, upon the natural termination of this agreement, any unpaid compensation shall be paid over a mutually agreed upon period of time. In the event of retirement or resignation by the Executive or termination by the Company with or without cause, before the natural termination of this agreement, all compensation ceases.

Insurance: The company agrees to pay all of the Executive’s family health and hospitalization insurance (“the Plan”) expenses with the exception of those portions of the Plan that are determined to be paid by the Executive. In the event that certain medical coverage is not within the plan and those items missing are not covered by the Plan including family out of plan coverage for dental, eye, and dermatology expenses are agreed to be paid by the Company for the term of this agreement.

EXECUTIVE EMPLOYMENT AGREEMENT

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Bonus Plan:

In addition to the above compensation the Company agrees to set up an annual performance bonus pool of funds that include the Executive, other key executives and employees in the Company. The bonus pool plan, as yet undetermined for 2006, is to be set during the 4th quarter of the previous year by the Board of Directors, the Chairman and CEO and the Executive. The Executive has a shared responsibility with the Chairman and CEO for the development of the overall plan for the Company. The Chairman and CEO, the Executive and the Board of Directors must agree that the performance goals are achievable for the Company as set forth in each yearly plan. In addition the Chairman and CEO and the Executive are to insure that any other executives and employees that are to be included in the bonus pool, agree to the goals as set forth in the plan. The amount of the bonus pool to be paid to the Executive is based upon the outcome and performance of the Company and is part of the overall bonus pool. The bonus pool goals are to include a net profit goal for the company and the bonus pool can be paid only after and when the net income goal is achieved. The amount of the bonus pool to be paid shall not reduce the amount of net profit earned by the company and must be earned over and above the net profit of the Company.

Stock Options: Stock Options in the amount of 600,000 shares shall be made available to the Executive. The Stock Options have vesting of 30% the first year of 2006 and the remainder of 70% shall be equally vested over the following 4 years. The Options shall have five (5) year life from the date of the anniversary of each of the vesting events, shall have an exercise price of $0.10 each and shall be considered as cashless Options for the Executive where the Executive receives the difference between the optimum market price for the option and the exercise price of the options less any applicable taxes, as required, to be deducted by the Company.

401K Plans:

The Executive shall be enrolled in the 401K plans provided for by the Company. The Executive shall be deemed 100% vested in 401 K Plans after attaining the age of 51 years.

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Communication Expenses: The Company shall pay the monthly expenses for cellular phones and any high-speed communications service charges to deliver these services. The company shall not pay for landline or landline long distance calls considered as personal that belong to the Executive. The Executive shall deduct any such land line personal calls for communication expenses.

Travel Expenses: Reasonable and normal expenses for travel including vehicle, train, air and ground expenses shall be reimbursed by the Company to the Executive on a prompt basis. The Executive is responsible for providing the proper receipts and documentation as acceptable to the Company accounting and audit rules and regulations for all such travel. In addition, the Company shall pay to the Executive an auto allowance in an amount not to exceed $500 per month to be used for an auto lease, licenses and insurance.

Vacation: The Executive shall be entitled to a fully paid yearly vacation consisting of fifteen (15) days excluding the normal holiday closing of the Company between Christmas and New Year of each year which are not to be considered as part of the 15 days. Except by written approval by the Chairman and CEO, no more than seven (7) days may be taken by the Executive as contiguous to each other and must have one month separation between any seven (7) contiguous days. Vacation unused by the Executive may be accrued from year to year at the discretion of the Executive.

Termination: The Company may terminate the Executive and cancel this Executive Employment Agreement at any time, for cause, by written notice from the Board of Directors

Limited effect by Waiver of the Company: Should the Company waive or breach of any provision of this agreement by the Executive, that waiver shall not operate or be construed as a waiver of further breach by the Executive.

Severability: If, for any reason, any provision of this agreement is held invalid, all other provisions of this agreement shall remain in effect. If these agreements held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Company (or any predecessor thereof) and the Executive shall be deemed reinstated as if this agreement had not been executed.

Assumption of Agreement by Company’s Successors and Assignees. The Company’s rights and obligations under this agreement will become the obligation of and be binding upon the Company’s successors and assignees.

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Oral Modifications Not Binding: This agreement is the entire agreement of the Company and the Executive. Oral modifications have no effect. It may be altered only by a written agreement approved by the Board of Directors and accepted by the Executive.

Indemnification: The Company shall in all instances and under all circumstances indemnify the Executive from any and all of his actions in performing his duties with the exception of felonious acts as proven guilty by a court of law.

Governing Law: This agreement shall be governed by and construed in accordance with the laws of the State of Florida, County of Collier.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of October 1, 2006, as of the 28th Day of August, 2006.

This Executive Employment agreement between Certified Diabetic Services and Mr. Lowell Fisher, Chairman of the Board of Directors, has been ratified by a unanimous vote evidenced as shown by the attached minutes of the Board of Directors, at a special meeting of the Board of Directors on August 17, 2006.

COMPANY Certified Diabetic Services, Inc Mr. Lowell M. Fisher, Chairman and CEO By order of the board of Directors			EXECUTIVE Mark A. Bock

By:	/s/ Lowell M. Fisher	By:	/s/ Mark A. Bock
	Lowell M. Fisher		Mark A. Bock